Jason Industries Reports First Quarter 2017 Results
Margin Expansion on Lower Revenue Base
Reaffirms Full Year Guidance

MILWAUKEE, May 4, 2017 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported results for first quarter 2017.

Key financial results for the first quarter 2017 versus the year ago period include:

•
Net sales of $175.2 million decreased 8.3 percent and included a negative 2.2 percent impact from the planned exit of non-core businesses in the margin expansion program and a negative 1.0 percent from foreign currency translation.

•	Operating income of $7.8 million, or 4.4 percent of net sales, improved $5.6 million from 1.1 percent of net sales on improved operational results on lower sales and lower restructuring costs.

•	Net loss of $0.4 million, or $0.05 diluted loss per share, decreased $2.1 million or $0.10 per share.

•
Free cash flow was negative $0.5 million, a decline of $2.5 million, due to a nonrecurring working capital reduction in the prior year, partially offset by lower capital expenditures and a non-cash preferred dividend. Total liquidity was $88.3 million, an increase of $4.6 million.

On an adjusted basis, first quarter 2017 results versus the year ago period include:

•
Adjusted EBITDA of $18.6 million, or 10.6 percent of net sales, improved $0.2 million from 9.6 percent of net sales due to the execution on cost reduction and margin expansion projects and lower selling and administrative expenses.

•	Adjusted Net Income of $0.3 million, or $0.01 Adjusted Earnings Per Share, declined $0.01 per share.

“We delivered more EBITDA during the first quarter versus prior year on sixteen million less sales,” said Brian Kobylinski, chief executive officer of Jason. “As expected, certain of our end markets remained soft due to inflated levels of channel inventory and we saw an overall five percent organic sales contraction. However, our Finishing business returned to organic growth and our commercial teams secured targeted conversions in all of our business segments. Additionally, we completed a number of our cost reduction and margin expansion projects and our lean transformation is gaining momentum as we continue to drive cash flow.”

Total Cost Reduction and Margin Expansion program savings were $4.6 million in the first quarter with a total of $14.6 million since the inception of the program. Actions taken and announced to-date are expected to achieve $22 million in annual run-rate cost savings of the $30 million target to be achieved by the end of 2018. Highlights from the program and other activities include:

•	Concluded wind down of the Brazil operations, finalizing the Company’s exit from low-margin business within the Finishing segment.

•	Consolidation of Components facilities in Libertyville, Illinois well under way and is on track for completion in the fourth quarter.

•	Successfully executed a sale leaseback of a core U.S. facility subsequent to the first quarter, generating $5.6 million in net proceeds.

Key financial results within the segments for the first quarter 2017 versus the year ago period include:

•
Finishing net sales of $49.5 million decreased $0.8 million, or 1.6 percent, including a negative foreign currency translation impact of 2.4 percent and a negative 1.1 percent impact from the exit of a non-core market in Brazil. Organic sales increased 1.9 percent with higher volumes in North America. Adjusted EBITDA was $7.1 million, or 14.3 percent of net sales, an increase of $1.8 million from 10.4 percent of net sales. Adjusted EBITDA was positively impacted by savings resulting from the cost reduction program.

•
Components net sales of $21.1 million decreased $5.7 million, or 21.3 percent, including a negative 13.3 percent impact from the exit of non-core product lines upon closure of the Buffalo Grove, Illinois facility. Organic sales decreased 8.0 percent with lower rail volumes, partially offset by increased volumes of smart utility meter components. Adjusted EBITDA was $2.7 million, or 12.9 percent of net sales, a decrease of $1.9 million from 17.2 percent of net sales, and was negatively impacted by lower volumes, unfavorable product mix and higher material costs, partially offset by savings resulting from the cost reduction program.

•
Seating net sales of $47.4 million decreased $4.6 million, or 8.8 percent, including a negative foreign currency translation impact of 0.7 percent. Organic sales decreased 8.1 percent on lower volumes in motorcycle and turf care. Adjusted EBITDA was $5.5 million, or 11.7 percent of net sales, a decrease of $1.1 million from 12.8 percent of net sales, and was negatively impacted by lower volumes and unfavorable product mix, partially offset by savings resulting from the cost reduction program.

•
Acoustics net sales of $57.2 million decreased $4.7 million, or 7.6 percent, including a negative foreign currency translation impact of 0.5 percent. Organic sales decreased 7.1 percent due to short-term automotive assembly plant shutdowns, partially offset by new platform awards. Adjusted EBITDA was $6.7 million, or 11.7 percent of net sales, an increase of $0.1 million from 10.7 percent of net sales due to improved labor and material productivity and savings resulting from the cost reduction program, partially offset by lower volumes.

•	Corporate expenses of $3.5 million decreased $1.3 million on lower spend and staffing levels.

2017 Guidance:

“We are beginning to see the results of our quality, delivery, portfolio optimization and cost reduction initiatives reflected in our financial performance and the rate of new business awards received in the quarter. We continue to aggressively pursue further operational improvement opportunities while driving growth via new customers, new markets, and new products.”

For the full year 2017, Jason reaffirms guidance of net sales in the range of $650 to $670 million and Adjusted EBITDA in the range of $64 to $67 million.

Conference Call:

The Company will hold a conference call to discuss its first quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries First Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), May 11, 2017. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Chad Paris
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31, 2017	April 1, 2016
Net sales	$175,193	$190,974
Cost of goods sold	140,429	153,083
Gross profit	34,764	37,891
Selling and administrative expenses	26,656	32,301
(Gain) loss on disposals of property, plant and equipment - net	(330)	703
Restructuring	681	2,717
Operating income	7,757	2,170
Interest expense	(8,366)	(8,024)
Equity income	143	169
Other income - net	113	118
Loss before income taxes	(353)	(5,567)
Tax provision (benefit)	28	(2,551)
Net loss	$(381)	$(3,016)
Less net gain (loss) attributable to noncontrolling interests	5	(510)
Net loss attributable to Jason Industries	$(386)	$(2,506)
Accretion of preferred stock dividends	918	900
Net loss available to common shareholders of Jason Industries	$(1,304)	$(3,406)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.05)	$(0.15)

Weighted average number of common shares outstanding:
Basic and diluted	25,784	22,388

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$41,476	$40,861
Accounts receivable - net	88,156	77,837
Inventories - net	71,396	73,601
Other current assets	17,512	17,866
Total current assets	218,540	210,165
Property, plant and equipment - net	175,111	178,318
Goodwill	42,388	42,157
Other intangible assets - net	141,468	144,258
Other assets - net	9,695	9,433
Total assets	$587,202	$584,331

Liabilities and Shareholders' Deficit
Current liabilities
Current portion of long-term debt	$8,523	$8,179
Accounts payable	60,208	61,160
Accrued compensation and employee benefits	16,529	13,207
Accrued interest	137	191
Other current liabilities	25,247	24,807
Total current liabilities	110,644	107,544
Long-term debt	417,734	416,945
Deferred income taxes	40,237	42,747
Other long-term liabilities	19,930	19,881
Total liabilities	588,545	587,117

Commitments and contingencies

Shareholders' Deficit
Preferred stock	46,814	45,899
Jason Industries common stock	3	2
Additional paid-in capital	145,911	144,666
Retained deficit	(163,262)	(162,876)
Accumulated other comprehensive loss	(30,809)	(30,372)
Shareholders’ deficit attributable to Jason Industries	(1,343)	(2,681)
Noncontrolling interests	—	(105)
Total shareholders' deficit	(1,343)	(2,786)
Total liabilities and shareholders' deficit	$587,202	$584,331

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2017	April 1, 2016
Cash flows from operating activities
Net loss	$(381)	$(3,016)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,788	7,218
Amortization of intangible assets	3,060	3,079
Amortization of deferred financing costs and debt discount	752	752
Equity income	(143)	(169)
Deferred income taxes	(2,672)	(1,880)
(Gain) loss on disposals of property, plant and equipment - net	(330)	703
Share-based compensation	349	576
Net increase (decrease) in cash due to changes in:
Accounts receivable	(9,985)	(18,238)
Inventories	2,513	2,164
Other current assets	318	2,202
Accounts payable	(898)	10,755
Accrued compensation and employee benefits	3,615	6,729
Accrued interest	(54)	75
Accrued income taxes	1,336	(1,057)
Other - net	(1,367)	376
Total adjustments	3,282	13,285
Net cash provided by operating activities	2,901	10,269
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	674	91
Payments for property, plant and equipment	(3,396)	(6,449)
Acquisitions of patents	(33)	(31)
Net cash used in investing activities	(2,755)	(6,389)
Cash flows from financing activities
Payments of First Lien term loan	(775)	(775)
Proceeds from other long-term debt	2,555	2,874
Payments of other long-term debt	(1,520)	(2,630)
Payments of preferred stock dividends	(1)	(1,800)
Other financing activities - net	(7)	(35)
Net cash provided by (used in) financing activities	252	(2,366)
Effect of exchange rate changes on cash and cash equivalents	217	(76)
Net increase in cash and cash equivalents	615	1,438
Cash and cash equivalents, beginning of period	40,861	35,944
Cash and cash equivalents, end of period	$41,476	$37,382

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Finishing
Net sales	$50,276	$53,148	$49,162	$44,297	$196,883	$49,476				$49,476
Adjusted EBITDA	5,229	7,634	7,042	4,295	24,200	7,067				7,067
Adjusted EBITDA % net sales	10.4%	14.4%	14.3%	9.7%	12.3%	14.3%				14.3%

Components
Net sales	$26,837	$24,634	$24,876	$21,320	$97,667	$21,117				$21,117
Adjusted EBITDA	4,613	3,337	3,658	2,641	14,249	2,720				2,720
Adjusted EBITDA % net sales	17.2%	13.5%	14.7%	12.4%	14.6%	12.9%				12.9%

Seating
Net sales	$51,950	$44,680	$32,330	$32,090	$161,050	$47,373				$47,373
Adjusted EBITDA	6,629	5,620	2,507	1,366	16,122	5,530				5,530
Adjusted EBITDA % net sales	12.8%	12.6%	7.8%	4.3%	10.0%	11.7%				11.7%

Acoustics
Net sales	$61,911	$63,225	$63,740	$61,043	$249,919	$57,227				$57,227
Adjusted EBITDA	6,615	6,758	7,414	6,415	27,202	6,721				6,721
Adjusted EBITDA % net sales	10.7%	10.7%	11.6%	10.5%	10.9%	11.7%				11.7%

Corporate
Adjusted EBITDA	$(4,747)	$(4,595)	$(4,098)	$(4,173)	$(17,613)	$(3,477)				$(3,477)

Consolidated
Net sales	$190,974	$185,687	$170,108	$158,750	$705,519	$175,193				$175,193
Adjusted EBITDA	18,339	18,754	16,523	10,544	64,160	18,561				18,561
Adjusted EBITDA % net sales	9.6%	10.1%	9.7%	6.6%	9.1%	10.6%				10.6%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	1Q 2017
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	1.9%	(8.0)%	(8.1)%	(7.1)%	(5.1)%
Currency impact	(2.4)%	—%	(0.7)%	(0.5)%	(1.0)%
Divestiture & Non-Core Exit	(1.1)%	(13.3)%	—%	—%	(2.2)%
Growth as reported	(1.6)%	(21.3)%	(8.8)%	(7.6)%	(8.3)%

Free Cash Flow

	1Q
	2016	2017
Operating Cash Flow	$10,269	$2,901
Less: Capital Expenditures	(6,449)	(3,396)
Less: Preferred Stock Dividends	(1,800)	(1)
Free Cash Flow After Dividends	$2,020	$(496)

Net Debt to Adjusted EBITDA

March 31, 2017
Current and long-term debt	$426,257
Add: Debt discounts and deferred financing costs	11,857
Less: Cash and cash equivalents	(41,476)
Net Debt	$396,638

Adjusted EBITDA
2Q16	$18,754
3Q16	16,523
4Q16	10,544
1Q17	18,561
TTM Adjusted EBITDA	64,382

Net Debt to Adjusted EBITDA*	6.2x

*Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 3.97x as of March 31, 2017. See
Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net income (loss)	$(3,016)	$(2,370)	$(2,452)	$(69,859)	$(77,697)	$(381)				$(381)
Tax provision (benefit)	(2,551)	1,946	(657)	(4,895)	(6,157)	28				28
Interest expense	8,024	7,963	7,906	7,950	31,843	8,366				8,366
Depreciation and amortization	10,297	11,340	10,937	10,972	43,546	9,848				9,848
EBITDA	12,754	18,879	15,734	(55,832)	(8,465)	17,861				17,861
Adjustments:
Impairment charges(1)	—	—	—	63,285	63,285	—				—
Restructuring(2)	2,717	1,783	566	2,166	7,232	681				681
Integration and other restructuring costs(3)	1,589	55	(354)	690	1,980	—				—
Share-based compensation(4)	576	(1,949)	509	1,506	(752)	349				349
Loss (gain) on disposals of fixed assets—net(5)	703	(14)	68	123	880	(330)				(330)
Total adjustments	5,585	(125)	789	67,770	72,625	700				700
Adjusted EBITDA	$18,339	$18,754	$16,523	$11,938	$64,160	$18,561				$18,561

(1)	Represents non-cash impairment of goodwill of $29.8 million and $33.2 million in the acoustics and components segments, respectively.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)
During 2016, integration and other restructuring costs primarily includes costs incurred in connection with the start-up of a new acoustics segment facility in Richmond, Indiana, and costs incurred in connection with the closure of Finishing operations in Brazil, and during the third quarter of 2016 includes a $0.6 million reversal of a reserve related to the Newcomerstown fire recorded in acquisition accounting for the business combination in 2014.

(4)
Represents non-cash share based compensation expense (income) for awards under the Company’s 2014 Omnibus Incentive Plan. During the second quarter of 2016, share-based compensation includes $2.5 million of expense reversal as a result of the lowering of assumed vesting levels for Adjusted EBITDA performance share units.

(5)
Loss (gain) on disposals of fixed assets for the first quarter of 2017 includes a gain of $0.4 million on the sale of equipment related to the closure of the components segment’s Buffalo Grove, Illinois facility and for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2016					2017
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net income (loss)	$(3,016)	$(2,370)	$(2,452)	$(69,859)	$(77,697)	$(381)				$(381)
Adjustments:
Impairment charges	—	—	—	63,285	63,285	—				—
Restructuring	2,717	1,783	566	2,166	7,232	681				681
Integration and other restructuring costs	1,589	55	(354)	690	1,980	—				—
Share based compensation	576	(1,949)	509	112	(752)	349				349
Loss (gain) on disposal of fixed assets - net(3)	703	(14)	68	123	880	(330)				(330)
Tax effect on adjustments(1)	(1,926)	558	(122)	(574)	(2,064)	(55)				(55)
Adjusted net income (loss)	$643	$(1,937)	$(1,785)	$(4,057)	$(7,136)	$264	$—	$—	$—	$264

Effective tax rate on adjustments(1)	34%	446%	15%	1%	3%	16%				3%

Diluted weighted average number of common shares outstanding (GAAP):	22,388	22,395	22,499	22,758	22,507	25,784				25,784
Plus: effect of dilutive share-based compensation (non-GAAP)(2)	—	—	—	—	—	—				—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)	7,139	7,139	7,139	6,919	7,083	3,967				3,967
Diluted weighted average number of common shares outstanding (non-GAAP)(2)	29,527	29,534	29,638	29,677	29,590	29,751	—	—	—	29,751

Adjusted (loss) earnings per share	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.24)	$0.01				$0.01

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.15)	$(0.13)	$(0.13)	$(2.69)	$(3.13)	$(0.05)				$(0.05)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest	—	—	—	2.39	2.42	—				—
Restructuring	0.08	0.06	0.02	0.09	0.24	0.02				0.02
Integration and other restructuring costs	0.04	—	(0.01)	0.03	0.07	—				—
Share based compensation	0.02	(0.04)	0.02	0.01	0.01	0.02				0.02
Loss (gain) on disposal of fixed assets - net(3)	0.02	—	—	—	0.02	(0.01)				(0.01)
GAAP to non-GAAP impact per share(2)	0.01	0.04	0.04	0.03	0.13	0.03				0.03
Adjusted (loss) earnings per share	$0.02	$(0.07)	$(0.06)	$(0.14)	$(0.24)	$0.01				$0.01

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.

(3)	Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.